Exhibit 99.1

TransDigm to Acquire Airborne Systems from Metalmark Capital

CLEVELAND, December 2, 2013 /PRNewswire via COMTEX/ — TransDigm Group Incorporated (NYSE: TDG) and Metalmark Capital announced today that TransDigm has entered into a definitive agreement to acquire Airborne Systems Inc. (the “Company”), for approximately $250 million in cash. Airborne Systems is owned by Metalmark Capital. The acquisition, subject to review under the Hart-Scott-Rodino Act and other customary closing conditions, is expected to close by the end of the first quarter of fiscal 2014. The Company’s revenues for the fiscal year ended June 30, 2013 were approximately $160 million. Roughly 45% of the Company’s revenue came from domestic customers and 55% from international customers.

Airborne Systems is the industry leading designer and manufacturer of personnel parachutes, cargo aerial delivery systems, emergency escape systems, naval decoys and other related products. The Company’s highly proprietary products have significant sole source positions with the governments of the United States, United Kingdom and over 50 additional nations. Product offerings primarily include current generation troop parachutes, latest generation steerable parachutes for tight drop zone landings, and the ram-air, maneuverable parachute systems used for special operations. The Company’s precision-guided cargo parachutes are used for high altitude GPS-driven cargo drops.

W. Nicholas Howley, Chairman and Chief Executive Officer of TransDigm Group Incorporated, stated, “Airborne Systems is a unique company and asset in the aerospace industry. It is the worldwide market and technology leader in military personnel parachutes, guided aerial cargo and payload delivery systems and related products. The Company’s wide range of proprietary products, broad international customer base, and recurring stream of upgrade and replacement products fits well with the TransDigm value creation model. We are pleased with the large number of international customers that generate a majority and increasing percentage of the Company’s revenues. This customer diversity provides a buffer to the current uncertainties of the U.S. defense spending environment.”

“Airborne’s leading products and technologies have been a valuable part of Metalmark’s portfolio for the past four years,” added Jeff Siegal, Managing Director of Metalmark Capital. “We have thoroughly enjoyed working with Airborne and its outstanding management team and wish them the very best in the future.”

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and lighting and control technology.

About Metalmark Capital

Metalmark Capital is a leading private equity firm investing in targeted sectors, with particular focus and competence in energy and natural resources, industrials and healthcare. Metalmark Capital seeks to build long-term value through active and supportive partnerships with the companies and management teams in which it invests. For more information, please visit www.metalmarkcapital.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to failure to complete or successfully integrate the acquisition; that the acquired business does not perform in accordance with our expectations; and other factors. Further information regarding important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com

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